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Exhibit 10(aa)

AON CORPORATION EXECUTIVE SPECIAL SEVERANCE PLAN

        Aon Corporation, a Delaware corporation (the "Company"), hereby adopts the Aon Corporation Special Executive Severance Plan (this "Plan") for the benefit of certain employees of the Company and its subsidiaries.

        This Plan is intended to secure the continued services and ensure the continued dedication and objectivity of the Employees (as defined in Section 1(g)) in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1(c)) of the Company, by providing to such Employees certain protections so that such Employees need not be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control.

        This Plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

        1.    Definitions.    As used in this Plan, the following terms shall have the respective meanings set forth below:

          (a)   "Board" means the Board of Directors of the Company.

          (b)   "Cause" means:

            (1)   a material breach by an Employee of those duties and responsibilities of the Employee which do not differ in any material respect from the duties and responsibilities of the Employee during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Employee's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;

            (2)   Gross misconduct, theft, fraud, breach of trust or any act of dishonesty by the Employee which results in material harm to the Company; or

            (3)   the commission by the Employee of a felony involving moral turpitude.

          (c)   "Change in Control" means:

            (1)   the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(c); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

            (2)   individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

            (3)   the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

            (4)   the consummation of a plan of complete liquidation or dissolution of the Company.

          (d)   "Code" means the Internal Revenue Code of 1986, as amended.

          (e)   "Committee" means the Organization and Compensation Committee of the Board.

          (f)    "Company" means Aon Corporation, a Delaware corporation.

          (g)   "Employee" means any person who is employed by the Company in an executive or officer position and who is designated by the Committee, in its sole discretion, as a participant in this Plan from time to time.

          (h)   "Good Reason" means, without an Employee's express written consent, the occurrence of any of the following events after a Change in Control:

            (1)   a material adverse change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities as in effect immediately prior to such Change in Control;

            (2)   a material reduction by the Company in the Employee's rate of annual base salary or bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

            (3)   the failure of the Company to continue in effect any material employee benefit plan or compensation plan in which the Employee is participating immediately prior to such Change in Control, unless the Employee is permitted to participate in other plans providing the Employee with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Employee's participation in or materially reduce the Employee's benefits under any such plan;

            (4)   a change in the Employee's primary employment location to a location that is more than 50 miles from the primary location of the Employee's employment at the time of such Change in Control; or

            (5)   the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company's obligations under this Plan, as further described in Section 17 of this Plan.

  For purposes of this Plan, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee shall not constitute Good Reason.

          (i)    "Nonqualifying Termination" means the termination of an Employee's employment (1) by the Company for Cause, (2) by the Employee for any reason other than Good Reason, (3) as a result of the Employee's death or (4) by the Company due to the Employee's absence from the Employee's duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Employee's incapacity due to physical or mental illness.

          (j)    "Termination Date" with respect to an Employee means the date during the Termination Period on which the Employee's employment is terminated other than by reason of a Nonqualifying Termination.

          (k)   "Termination Period" with respect to an Employee means the period commencing upon a Change in Control and ending on the earlier to occur of (i) the date which is two (2) years following such Change in Control and (ii) the Employee's death; provided, however, that, anything in this Plan to the contrary notwithstanding, if a Change in Control occurs and if the Employee's employment with the Company was terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (a) was at the request of a third party who was taking steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for purposes of this Plan, "Termination Period" means the period of time commencing upon the date immediately prior to the date of such termination of employment and ending on the earlier to occur of (x) two (2) years following such Change in Control and (y) the Employee's death.

        2.    Payments and Benefits Upon Termination of Employment.    If during the Termination Period the employment of an Employee shall terminate, other than by reason of a Nonqualifying Termination, and the Employee (or the Employee's executor or other legal representative in the case of the Employee's death or disability following such termination) executes a noncompetition, nonsolicitation and confidentiality agreement substantially in the form of Exhibit A hereto (the "Noncompetition Agreement") within 60 days following the Termination Date, the Company shall provide to the Employee, as compensation for services rendered to the Company, and in consideration of the covenants set forth in the Noncompetition Agreement, the payments and benefits described in this Section 2. Notwithstanding the foregoing provisions of this Section 2, if as a result of an Employee's termination of employment on the Termination Date an Employee is entitled to severance payments and benefits, which benefits may, without limitation, include enhanced supplemental pension benefits conferred or equity awards granted as a result of termination of employment, from the Company or any of its subsidiaries which are not payable pursuant to this Plan, but are payable pursuant to an employment agreement or other compensation arrangement entered into between such Employee and the Company or any of its subsidiaries ("Alternative Severance Payments and Benefits"), such Employee shall have no right to any payments or benefits pursuant to this Section 2 unless (i) such Employee (or such Employee's executor or other legal representative in the case of the Employee's death or disability following such termination) executes the Noncompetition Agreement and a release in the form of Exhibit B hereto (the "Release of Severance Payments and Benefits") within 60 days following the Termination Date releasing all rights to the Alternative Severance Payments and Benefits, other than rights to Alternative Equity Vesting (as defined in Section 3 hereof), and has not revoked the Release of Severance Payments and Benefits and (ii) the payments and benefits to be received by the Employee pursuant to this Section 2 are reduced by the amount of the Alternative Severance Payments and Benefits, if any, previously received by the Employee.

          (a)   The Company shall pay to the Employee (or the Employee's beneficiary or estate, as the case may be) within 30 days following the date of execution of the Noncompetition Agreement and, if applicable, the Release of Severance Payments and Benefits:

            (1)   a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Employee) equal to the sum of (i) the Employee's full annual base salary from the Company and its affiliated companies through the Termination Date, to the extent not theretofore paid, (ii) the average of the Employee's annual cash incentive for each of the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs and the denominator of which is 365 or 366, as applicable, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid; plus

            (2)   a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Employee) in an amount equal to two (2) times the Employee's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Termination Date; plus

            (3)   a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Employee) in an amount equal to the amount forfeited by the Employee under any qualified defined contribution plan maintained by the Company or any of its subsidiaries as a result of the Employee's termination of employment.

          (b)   The Employee shall become fully (100%) vested in the Employee's accrued benefits under the Aon Corporation Excess Benefit Plan, the Aon Corporation Supplemental Savings Plan and the Aon Corporation Supplemental Employee Stock Ownership Plan, or successor plans in effect on the date of the Employee's termination of employment (the "Nonqualified Plans"). The Employee's accrued benefits under the Aon Corporation Excess Benefit Plan or the Aon Corporation Supplemental Savings Plan, whichever plan is applicable to the Employee on the date of the Employee's termination of employment, shall be determined by crediting the Employee with two (2) additional years of age and service credits and, in the case of the Aon Corporation Supplemental Savings Plan, two (2) additional years of Retirement Plan Contributions. Within 30 days following the Termination Date, the Company shall pay to the Employee a lump sum cash amount equal to the actuarial equivalent of the Employee's accrued benefits under the Nonqualified Plans, determined as of the Employee's Termination Date, notwithstanding anything contained in the Nonqualified Plans to the contrary. Such lump sum cash payment shall be computed in the case of the Aon Corporation Excess Benefit Plan using the same actuarial assumptions then in use for purposes of computing benefits under plan, provided that the interest rate used in making such computations shall not be greater than the interest rate permitted under section 417(c) of the Code on the date of the Change in Control.

          (c)   For the period commencing on the Termination Date and ending on the earlier of (i) the date which is two (2) years following the Termination Date and (ii) the date on which the Employee becomes eligible to participate in and receive medical, dental and life insurance benefits under a plan or arrangement sponsored by another employer having benefits substantially equivalent to the benefits provided pursuant to this Section 2(c), the Company shall continue the Employee's medical, dental and life insurance coverage, under the Company-sponsored plans or otherwise, upon the same terms and otherwise to the same extent as such coverage shall have been in effect immediately prior to the Employee's Termination Date, and the Company and the Employee shall share the costs of the continuation of such medical, dental and life insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date. Such continuation of medical and dental coverage shall be in satisfaction of the Company's obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

        3.    Vesting of Equity Awards Upon Termination Date; Exercise Period.    Immediately upon an Employee's Termination Date, all stock options and other equity awards, if any, granted by the Company to such Employee (or stock options and other equity awards granted in substitution therefor by an acquiror of, or successor to, the Company) that are not otherwise exercisable or vested shall become exercisable and vested in full. With respect to any and all outstanding stock options granted by the Company to such Employee, each such option shall remain exercisable following the Employee's termination of employment until and including the expiration date of the term of the option (as set forth in the written agreement relating to such option). Notwithstanding the foregoing provisions of this Section 3, if as a result of an Employee's termination of employment on the Termination Date an Employee is entitled to the acceleration of exercisability of stock options or the vesting of other equity awards granted by the Company to the Employee (or stock options or other equity awards granted in substitution therefor by an acquiror of, or successor to, the Company), which acceleration or vesting is not pursuant to this Plan, but is pursuant to an employment agreement or other compensation arrangement entered into between such Employee and the Company or any of its subsidiaries ("Alternative Equity Vesting"), such Employee shall have no rights pursuant to this Section 3 unless such Employee (or such Employee's executor or other legal representative in the case of the Employee's death or disability following such termination) executes the Noncompetition Agreement and a release in the form of Exhibit C hereto (the "Release of Exercisability and Vesting") within 60 days following the Termination Date releasing all rights to the Alternative Equity Vesting, and has not revoked the Release of Exercisability and Vesting.

        4.    Reduction of Payments.    Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any adjustment required under this Section 4) (in the aggregate, the "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter referred to as the "Excise Tax"), and if it is determined that (a) the amount remaining, after the Total Payments are reduced by an amount equal to all applicable federal and state taxes (computed at the highest applicable marginal rate), including the Excise Tax, is less than (b) the amount remaining, after taking into account all applicable federal and state taxes (computed at the highest applicable marginal rate), after payment or distribution to or for the benefit of the Employee of the maximum amount that may be paid or distributed to or for the benefit of the Employee without resulting in the imposition of the Excise Tax, then the payments due hereunder shall be reduced so that the Total Payments are One Dollar ($1) less than such maximum amount. All determinations to be made pursuant to this Section 4 shall be made by the public accounting firm that serves as the Company's auditor.

        5.    Delay of Payments.    In the event that any payment or distribution to be made to the Employee hereunder is determined to constitute "deferred compensation" subject to Section 409A of the Code, and the Employee is determined to be a "specified employee" (as defined in Section 409A of the Code), such payment or distribution shall not be made before the date which is six months after the termination of the Employee's employment (or, if earlier, the date of the Employee's death).

        6.    Plan Administration; Claims Procedure.

        (a)   This Plan shall be interpreted and administered by the Committee, or if the Committee has delegated its authority to interpret and administer this Plan, by the person or persons appointed by the Committee from time to time to interpret and administer this Plan (the "Plan Administrator"), who shall have complete authority, in his or her sole discretion subject to the express provisions of this Plan, to make all determinations necessary or advisable for the administration of this Plan. All questions arising in connection with the interpretation of this Plan or its administration shall be submitted to and determined by the Plan Administrator in a fair and equitable manner in accordance with the procedure for claims and appeals described in Section 6(b).

        (b)   Any Employee whose employment has terminated who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Plan Administrator to be payable, may file a claim in writing with the Plan Administrator, specifying the reasons for such claim. The Plan Administrator shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Employee as to the disposition of such claim. Such notification shall be written in a manner calculated to be understood by the claimant and in the event that such claim is denied in whole or in part, shall (i) state the specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Employee may appeal the denial of such claim. The Employee (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Employee (or his or her duly authorized representative) may, upon written request to the Plan Administrator, review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than 120 days after such receipt), the Plan Administrator shall notify the Employee of the final decision with respect to such claim. Such decision shall be written in a manner calculated to be understood by the claimant and shall state the specific reasons for such decision and make specific references to the pertinent Plan provision on which the decision is based.

        (c)   The Plan Administrator may from time to time delegate any of his or her duties hereunder to such person or persons as the Plan Administrator may designate. The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary or advisable for the performance of his or her duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan. All reasonable fees and expenses of such persons shall be borne by the Company.

        7.    Withholding Taxes.    The Company may withhold from all payments due under this Plan to each Employee (or the Employee's beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

        8.    Reimbursement of Expenses; Interest on Late Payments.

        (a)   If any contest or dispute shall arise under this Plan involving termination of the Employee's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Employee, on a current basis, for all legal fees and expenses, if any, incurred by the Employee in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published under "Money Rates" in The Wall Street Journal from time to time, plus 300 basis points, but in no event higher than the maximum legal rate permissible under applicable law (the "Interest Rate"), such interest to accrue from the date the Company receives the Employee's written statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Employee's claims in such contest or dispute, the Employee shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Employee pursuant to this Section 8(a).

        (b)   With respect to any and all payments that are required to be made by the Company to an Employee pursuant to this Plan and that are not made within the time period specified herein, the Company shall pay to the Employee interest on such payments at the Interest Rate. Such interest shall accrue from the due date of the required payment through the date on which such payment is made to the Employee.

        9.    Amendment and Termination.    The Company shall have the right, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of this Plan, which amendment or termination shall not become effective until the date fixed by the Board for such amendment or termination, which date, in the case of an amendment which would be adverse to the interests of any Employee or in the case of termination, shall be at least 120 days after notice thereof is given by the Company to the Employees in accordance with Section 19 hereof; provided, however, that no such action shall be taken by the Board during any period when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that on and after a Change in Control, in no event shall this Plan be amended in a manner adverse to the interests of any Employee or terminated. In the event that this Plan is determined to be a "deferred compensation plan" subject to Section 409A of the Code, the Committee shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the payments and benefits due to the Employees hereunder.

        10.    Entire Agreement.    Subject to Sections 2, 3 and 11(a) hereof, any amount paid pursuant to this Plan shall be paid in lieu of any other amount of severance relating to salary or bonus continuation or any other continuation of medical, dental or life insurance coverage to be received by the Employee upon termination of employment of the Employee under any severance plan, policy or arrangement of the Company. Subject to the foregoing and to the provisions of Sections 2 and 3 hereof, the rights of, and benefits payable to, an Employee pursuant to this Plan are in addition to any rights of, or benefits payable to, an Employee under any other employee benefit plan or compensation program of the Company. All rights of an Employee under any such plan or program shall be determined in accordance with the provisions of such plan or program.

        11.    Offset; Mitigation.

        (a)   If the Company is obligated by law to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law to provide advance notice of separation ("Notice Period"), then any payments hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

        (b)   In no event shall an Employee be obligated to seek other employment or to take other action by way of mitigation of the amounts payable and the benefits provided to such Employee under any of the provisions of this Plan, and such amounts and benefits shall not be reduced whether or not such Employee obtains other employment, except as otherwise provided in Section 2(c) hereof.

        12.    Unfunded Plan.    This Plan shall not be funded. No Employee entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company, but an Employee shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in this Plan.

        13.    Payments to Minors, Incompetents and Beneficiaries.    Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto. If an Employee shall die while any amounts would be payable to the Employee under this Plan had the Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Employee to receive such amounts or, if no person is so appointed, to the estate of the Employee.

        14.    Non-Assignability.    None of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process or any other legal or equitable process available to any creditor of such Employee. Except as otherwise provided herein or by law, no right or interest of any Employee under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under this Plan shall be subject to any obligation or liability of such Employee.

        15.    No Rights to Continued Employment.    Neither the adoption of this Plan, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Employee the right to be retained in the service of the Company, and all Employees shall remain subject to discharge to the same extent as if this Plan had not been adopted.

        16.    Arbitration.    Except as otherwise provided in the Noncompetition Agreement, the Release of Severance Payments and Benefits and the Release of Exercisability and Vesting, any dispute or controversy between the Company and the Employee, whether arising out of or relating to this Plan, the breach of the provisions of this Plan, or otherwise, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under this Plan being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Employee. The Company and the Employee acknowledge that this Plan evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Plan, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

        17.    Successors; Binding Agreement.    This Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Employee, present and future, and any successor to the Company or one of its subsidiaries. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 17, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.

        18.    Headings.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

        19.    Notices.    Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

        20.    Effective Date.    This Plan shall be effective as of the date hereof and shall remain in effect unless and until terminated by the Board pursuant to Section 8 hereof.

        21.    Employment with, and Action by, Subsidiaries.    For purposes of this Plan, employment with the Company or actions taken by the Company with respect to the Employee shall include employment with or actions taken by any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

        22.    Governing Law; Validity.    This Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

        IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the 21st day of January, 2005.

AON CORPORATION
By:

EXHIBIT A
TO PLAN

NONCOMPETITION, NONSOLICITATION
AND CONFIDENTIALITY AGREEMENT

        This Noncompetition, Nonsolicitation and Confidentiality Agreement (this "Noncompetition Agreement") is executed by Aon Corporation, a Delaware corporation (the "Company"), and                        (the "Employee") pursuant to Sections 2 and 3 of the Aon Corporation Executive Special Severance Plan (the "Plan").

        WHEREAS, the Employee is a participant in the Plan and the Employee's employment with the Company and its subsidiaries is terminating;

        WHEREAS, the Employee acknowledges that the benefits to be provided to the Employee under the Plan are in consideration of, and are sufficient to support, the covenants set forth in this Noncompetition Agreement; and

        WHEREAS, the Employee understands that the Company regards the representations and covenants by the Employee in this Noncompetition Agreement as material and that the Company is relying on such representations and covenants in paying amounts to the Employee pursuant to the Plan.

        NOW, THEREFORE, the Company and the Employee hereby agree as follows:

          1.    Severance Benefits.    The Employee's employment with the Company and its subsidiaries shall terminate on             , and the Employee shall receive the severance benefits set forth in the Plan in accordance with the terms and subject to the conditions thereof.

          2.    Noncompetition; Nonsolicitation.    (a)    General.    The Employee acknowledges that in the course of the Employee's employment with the Company the Employee has become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries, including Aon Group, Inc., a Maryland corporation ("Aon Group"), and that the Employee's services were of special, unique and extraordinary value to the Company and its affiliates.

          (b)    Noncompetition.    The Employee agrees that during the period commencing on the Employee's Termination Date (as defined in the Plan) and ending on the date which is two years following the Employee's Termination Date (the "Noncompetition Period"), the Employee shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Employee was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries, including Aon Group, as of the termination of the Employee's employment in any geographic area in which the Company or any of its subsidiaries, including Aon Group, is then conducting such business.

          (c)    Nonsolicitation.    The Employee further agrees that during the Noncompetition Period the Employee shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries, including Aon Group, to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 2(b) of this Noncompetition Agreement applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries, including Aon Group.

          (d)    Exceptions.    Nothing in this Section 2 shall prohibit the Employee from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Employee has no active participation in the business of such corporation.

          (e)    Reformation.    If, at any time of enforcement of this Section 2 a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Employee agrees that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Noncompetition Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 2.

          3.    Confidentiality.    The Employee agrees that the Employee shall not, at any time after the termination of the Employee's employment, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or any of its subsidiaries, including Aon Group, or (ii) other technical, business, proprietary or financial information of the Company or any of its subsidiaries, including Aon Group, not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries, including Aon Group ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Employee or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Employee gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly following the termination of the Employee's employment, the Employee shall surrender to the Company all records, memoranda, notes, plans, reports, computer disks and software and other documents and data which constitute Confidential Information which the Employee may then possess or have under the Employee's control (together with all copies thereof).

          4.    Enforcement.    The Employee acknowledges that the Company and its subsidiaries, including Aon Group, would be damaged irreparably in the event that any provision of Section 2 or 3 of this Noncompetition Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Employee agrees that the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Employee agrees that the Employee will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to obtain injunctive or other relief contemplated by this Section 4.

          5.    Entire Agreement.    The Plan, this Noncompetition Agreement and, if applicable, the Release of Severance Payments and Benefits and the Release of Exercisability and Vesting (as such terms are defined in the Plan, together, the "Releases") constitute the entire understanding between the parties. The Employee has not relied on any oral statements that are not included in the Plan, this Noncompetition Agreement or the Releases.

          6.    Severability.    If any provision of this Noncompetition Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Noncompetition Agreement shall be construed and enforced as if such provision had not been included.

          7.    Governing Law.    This Noncompetition Agreement shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws.

        IN WITNESS WHEREOF, the Company has caused this Noncompetition Agreement to be executed by a duly authorized officer of the Company and the Employee has executed this Noncompetition Agreement as of the day and year first above written.

AON CORPORATION
By:

EMPLOYEE
[Employee's Name]

EXHIBIT B
TO PLAN

RELEASE OF SEVERANCE
PAYMENTS AND BENEFITS

        This Release of Severance Payments and Benefits (this "Release") is executed by                        (the "Employee") pursuant to Section 2 of the Aon Corporation Executive Special Severance Plan adopted on January 21, 2005 (the "Plan") by Aon Corporation, a Delaware corporation (the "Company").

        WHEREAS, the Employee is a participant in the Plan and the Employee's employment with the Company and its subsidiaries is terminating;

        WHEREAS, the Employee acknowledges that the benefits to be provided to the Employee under the Plan are in consideration of, and are sufficient to support, this Release; and

        WHEREAS, the Employee understands that the Company regards this Release as material and that the Company is relying on this Release in providing the severance payments and benefits to the Employee pursuant to the Plan.

        THE EMPLOYEE THEREFORE AGREES AS FOLLOWS:

          1.    Severance Benefits.    The Employee's employment with the Company and its subsidiaries shall terminate on                         , and the Employee has and will receive the severance payments and benefits set forth in Section 2 of the Plan in accordance with the terms and subject to the conditions thereof.

          2.    Release.    The Employee, on behalf of the Employee and anyone claiming through the Employee, hereby agrees to release and discharge, fully, finally and forever, the Company and all of its divisions, subsidiaries, affiliates and other related entities (whether or not such entities are wholly owned) and all of the past, present and future directors, officers, administrators, trustees, fiduciaries, employees, agents and attorneys of the Company and of such other entities, and the predecessors, successors and assigns of all of them (hereinafter referred to as the "Released Parties"), from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Employee ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release, arising out of or in connection with the Employee's right to severance payments and benefits, which payments and benefits may, without limitation, include enhanced supplemental pension benefits conferred or equity awards granted as a result of termination of employment from the Company or any of its subsidiaries which are not payable pursuant to the Plan, but are payable pursuant to an employment agreement or other compensation arrangement entered into between the Employee and the Company or any of its subsidiaries ("Alternative Severance Payments and Benefits"), and hereby agrees not to sue any of the Released Parties based on any matter released herein. The consideration offered in the Plan is accepted by the Employee as being in full accord, satisfaction, compromise and settlement of the Alternative Severance Payments and Benefits, and that in the event of any proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Employee arising out of or in connection with the Alternative Severance Payments and Benefits, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of the Employee.

          3.    Governing Law.    This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws.

        IN WITNESS WHEREOF, the Employee has executed this Release on                        .

EMPLOYEE
[Employee's Name]

EXHIBIT C
TO PLAN

RELEASE OF EXERCISABILITY
AND VESTING

        This Release of Exercisability and Vesting (this "Release") is executed by                        (the "Employee") pursuant to Section 3 of the Aon Corporation Executive Special Severance Plan adopted on January 21, 2005 (the "Plan") by Aon Corporation, a Delaware corporation (the "Company").

        WHEREAS, the Employee is a participant in the Plan and the Employee's employment with the Company and its subsidiaries is terminating;

        WHEREAS, the Employee acknowledges that the benefits to be provided to the Employee under the Plan are in consideration of, and are sufficient to support, this Release; and

        WHEREAS, the Employee understands that the Company regards this Release as material and that the Company is relying on this Release in providing the severance payments and benefits to the Employee pursuant to the Plan.

        THE EMPLOYEE THEREFORE AGREES AS FOLLOWS:

          1.    Equity Vesting.    The Employee's employment with the Company and its subsidiaries shall terminate on                         , and the Employee will be entitled to the acceleration of exercisability of stock options and the vesting of other equity awards set forth in Section 3 of the Plan in accordance with the terms and subject to the conditions thereof.

          2.    Release.    The Employee, on behalf of the Employee and anyone claiming through the Employee, hereby agrees to release and discharge, fully, finally and forever, the Company and all of its divisions, subsidiaries, affiliates and other related entities (whether or not such entities are wholly owned) and all of the past, present and future directors, officers, administrators, trustees, fiduciaries, employees, agents and attorneys of the Company and of such other entities, and the predecessors, successors and assigns of all of them (hereinafter referred to as the "Released Parties"), from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Employee ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release, arising out of or in connection with the Employee's right to the acceleration of exercisability of stock options or the vesting of other equity awards granted by the Company to the Employee (or stock options or other equity awards granted in substitution therefor by an acquiror of, or successor to, the Company), which acceleration or vesting is not pursuant to the Plan, but is pursuant to an employment agreement or other compensation arrangement entered into between the Employee and the Company or any of its subsidiaries ("Alternative Equity Vesting"), and hereby agrees not to sue any of the Released Parties based on any matter released herein. The consideration offered in the Plan is accepted by the Employee as being in full accord, satisfaction, compromise and settlement of the Alternative Equity Vesting, and that in the event of any proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Employee arising out of or in connection with the Alternative Equity Vesting, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of the Employee.

          3.    Governing Law.    This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws.

        IN WITNESS WHEREOF, the Employee has executed this Release on                                                 .

EMPLOYEE
[Employee's Name]

QuickLinks

  Exhibit 10(aa)
  EXHIBIT A TO PLAN
  EXHIBIT B TO PLAN
  EXHIBIT C TO PLAN